Exhibit (c)42

Citigroup Global Markets Inc. | Global Energy Group October 2019 Research Update

Research Views: Price Targets and Valuation

($mm unless otherwise noted)

	Price Targets				EBITDA 2020E			EBITDA 2021E				
	Date	Prior	Current	% Change	Prior	Current	% Change	Prior	Current	% Change	Analyst Commentary	Valuation Methodology
RBC Capital Markets	10/24/2019	$19.50	$19.50	0.0%	$909	$815	(10.3%)	$775	$775	0.0%	• While our base case is that Blackstone and TGE reach agreement on Blackstone's take-private proposal for $19.50/share, investors have asked our view of a standalone value for TGE. Although we are not changing our estimates, we see downside risk. **Based on our analysis, we believe a standalone TGE valuation to be closer to ~$14-15/share**, close to TGE's share price at the time of the take-private proposal announcement	• We derive our $19.50 price target for TGE based on Blackstone's take-private proposal. On a sum-of-the-parts (SOTP) basis, our price target assumes target multiples to our 2020 EBITDA estimates for each of Tallgrass' business segments of 10-14x. Our base case implies a 12.5x multiple to our 2020 EBITDA estimate and a 11.3% target yield
Barclays	10/15/2019	24.00	20.00	(16.7)	895	805	(10.1)	954	818	(14.3)	• We believe near-term trading activity will reflect expectations pertaining to a potential deifinitive agreement, and note TGE's current share price of $19.39 represents a 0.6% discount to the initial offer price, or 2.2% discount assuming one quarter of dividend carry • On a standalone basis, we believe shares are fairly valued trading at 11.5x 2021 EV/EBITDA, and maintain our EW rating	• Revised $20 price target assumes an 11.1% yield on our 2021E DPS of $2.22, which backs into 11.5x 2021E EBITDA
Citi	10/14/2019	23.00	19.50	(15.2)	902	819	(9.2)	894	783	(12.4)	• With our lower contribution estimates for Pony Express and the likelihood of a potential dividend cut under that scenario, our implied fundamental target price would be ~$19/share, which is largely in-line with our updated target price of $19.50/share (or the takeout offer) • With the lower contributions from Pony Express, we are assuming a one-time dividend cut of ~25% to an annualized $1.68/share taking place in 1Q20.	• SOTP valuation methodology valuation is $18.28/share and applies an average EBITDA multiple of ~11x to 2020 estimates • Discounted DCF valuation is $20.94/share at 10% Ke • Discounted Cash Distribution valuation is $16.81/share. Assumes declared dividends will decrease from $2.18/share in 2019 to $1.68/share in 2024, following a 25% dividend cut in 1Q20; 10% cost of equity and a 0% perpetuity growth rate
Wells Fargo Securities	10/14/2019	25.00	20.00	(20.0)	955	911	(4.6)	974	943	(3.2)	• We are lowering our price target to $20/share from $25/share based on the announced take private proposal	• Price target is based on the private equity sponsors' announced take private proposal of $19.50 / share • Risks to the shares trading below our price target include (1) re-contracting risk at REX and PXP, (2) commodity prices, and (3) capital market access
Stifel Nicolaus	10/10/2019	26.00	20.00	(23.1)	869	836	(3.8)	NA	NA	NA	• We are downgrading Tallgrass Energy, LP to Hold from Buy and maintaining our $20.00 target price…we do not believe it goes substantially higher given recontracting concerns on TGE's assets	• Rounded target price is based on Blackstone's take private offer of $19.50 plus small upside (+2.5%) for a potential sweetener, resulting in a $20.00 target price

1

citi

Research Views: Price Targets and Valuation (Cont.)

	Price Targets				2020E			2021E				
	Date	Prior	Current	% Change	Prior	Current	% Change	Prior	Current	% Change	Analyst Commentary	Valuation Methodology
Tudor Pickering Holt & Co.	10/9/2019	$24.00	$19.50	(18.8%)	$902	$782	(13.3%)	$765	$729	(4.7%)	--	--
Piper Jaffray	8/28/2019	24.00	24.00	0.0	914	914	0.0	934	934	0.0	• We do not think the current asset base is advantageously positioned with an East-West gas pipeline (Rockies Express) when gas demand growth is focused on the Gulf Coast. Furthermore, there is re-contracting risk with the Rockies Express and Pony Express pipelines in '20	• $24/sh PT is calculated by applying an 11.0x multiple to our forecasted 2020 EBITDA
MUFG Securities Americas	8/27/2019	24.00	20.00	(16.7)	940	940	0.0	NA	NA	NA	• Based on our current estimates, the offer has a 2019 EBITDA multiple of 9.6x and a NTM EBITDA multiple of 9.8x. The increase in the multiple is driven by current assumptions related to recontracted rates on key pipelines being lower than the current rates and negatively impacting EBITDA	• We value TGE using a five-year dividend discount model (DDM), which is based on distributions for the next five years as well as on a terminal value
Goldman Sachs	8/7/2019	26.00	18.00	(30.8)	1,135	1,006	(11.4)	1,139	997	(12.5)	• We remain Neutral on TGE, but lower our estimates and our target price — despite incorporating an M&A component into our target price primarily to reflect lower re-contracting rates on the company's Pony Express Pipeline (PXP) • We believe TGE's valuation warrants a discount given re-contracting risk for REX and PXP, along with weakening leverage metrics	• M&A Valuation (15% weighting): 12.0x precedent midstream PE transaction multiple to forecasted 2020 EBITDA to determine the theoretical M&A value • Baseline Valuation (85% weighting): Lowered TGE target multiple to 10x versus prior target multiple of 10.5x applied to 2020 EBITDA estimate - a one-turn discount to baseline multiple for the group of 11x - due to higher re-contracting risk at both PXP and REX
Mean		$23.94	$20.06	(16.2%)	$936	$870	(7.0%)	$919	$854	(7.1%)		
Median		24.00	20.00	(16.7)	909	836	(8.0%)	934	818	(12.4)		

2

citi

IRS Circular 230 Disclosure: Citigroup Inc. and its affiliates do not provide tax or legal advice. Any discussion of tax matters in these materials (i) is not intended or written to be used, and cannot be used or relied upon, by you for the purpose of avoiding any tax penalties and (ii) may have been written in connection with the “promotion or marketing” of any transaction contemplated hereby (“Transaction”). Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor. In any instance where distribution of this communication is subject to the rules of the US Commodity Futures Trading Commission (“CFTC”), this communication constitutes an invitation to consider entering into a derivatives transaction under U.S. CFTC Regulations §§ 1.71 and 23.605, where applicable, but is not a binding offer to buy/sell any financial instrument. Any terms set forth herein are intended for discussion purposes only and are subject to the final terms as set forth in separate definitive written agreements. This presentation is not a commitment to lend, syndicate a financing, underwrite or purchase securities, or commit capital nor does it obligate us to enter into such a commitment, nor are we acting as a fiduciary to you. By accepting this presentation, subject to applicable law or regulation, you agree to keep confidential the information contained herein and the existence of and proposed terms for any Transaction. Prior to entering into any Transaction, you should determine, without reliance upon us or our affiliates, the economic risks and merits (and independently determine that you are able to assume these risks) as well as the legal, tax and accounting characterizations and consequences of any such Transaction. In this regard, by accepting this presentation, you acknowledge that (a) we are not in the business of providing (and you are not relying on us for) legal, tax or accounting advice, (b) there may be legal, tax or accounting risks associated with any Transaction, (c) you should receive (and rely on) separate and qualified legal, tax and accounting advice and (d) you should apprise senior management in your organization as to such legal, tax and accounting advice (and any risks associated with any Transaction) and our disclaimer as to these matters. By acceptance of these materials, you and we hereby agree that from the commencement of discussions with respect to any Transaction, and notwithstanding any other provision in this presentation, we hereby confirm that no participant in any Transaction shall be limited from disclosing the U.S. tax treatment or U.S. tax structure of such Transaction. We are required to obtain, verify and record certain information that identifies each entity that enters into a formal business relationship with us. We will ask for your complete name, street address, and taxpayer ID number. We may also request corporate formation documents, or other forms of identification, to verify information provided. Any prices or levels contained herein are preliminary and indicative only and do not represent bids or offers. These indications are provided solely for your information and consideration, are subject to change at any time without notice and are not intended as a solicitation with respect to the purchase or sale of any instrument. The information contained in this presentation may include results of analyses from a quantitative model which represent potential future events that may or may not be realized, and is not a complete analysis of every material fact representing any product. Any estimates included herein constitute our judgment as of the date hereof and are subject to change without any notice. We and/or our affiliates may make a market in these instruments for our customers and for our own account. Accordingly, we may have a position in any such instrument at any time. Although this material may contain publicly available information about Citi corporate bond research, fixed income strategy or economic and market analysis, Citi policy (i) prohibits employees from offering, directly or indirectly, a favorable or negative research opinion or offering to change an opinion as consideration or inducement for the receipt of business or for compensation; and (ii) prohibits analysts from being compensated for specific recommendations or views contained in research reports. So as to reduce the potential for conflicts of interest, as well as to reduce any appearance of conflicts of interest, Citi has enacted policies and procedures designed to limit communications between its investment banking and research personnel to specifically prescribed circumstances. © 2019 Citigroup Global Markets Inc. Member SIPC. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world. Citi believes that sustainability is good business practice. We work closely with our clients, peer financial institutions, NGOs and other partners to finance solutions to climate change, develop industry standards, reduce our own environmental footprint, and engage with stakeholders to advance shared learning and solutions. Highlights of Citi’s unique role in promoting sustainability include: (a) releasing in 2007 a Climate Change Position Statement, the first US financial institution to do so; (b) targeting $50 billion over 10 years to address global climate change: includes significant increases in investment and financing of renewable energy, clean technology, and other carbon-emission reduction activities; (c) committing to an absolute reduction in GHG emissions of all Citi owned and leased properties around the world by 10% by 2011; (d) purchasing more than 234,000 MWh of carbon neutral power for our operations over the last three years; (e) establishing in 2008 the Carbon Principles; a framework for banks and their U.S. power clients to evaluate and address carbon risks in the financing of electric power projects; (f) producing equity research related to climate issues that helps to inform investors on risks and opportunities associated with the issue; and (g) engaging with a broad range of stakeholders on the issue of climate change to help advance understanding and solutions. Citi works with its clients in greenhouse gas intensive industries to evaluate emerging risks from climate change and, where appropriate, to mitigate those risks. efficiency, renewable energy and mitigation 3